Exhibit 9.01(a)(1)

Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Anhui Taiyang Poultry Company, Ltd.

We have audited the accompanying balance sheets of Anhui Taiyang Poultry Company, Ltd as at December 31, 2009 and 2008 and the related statements of operations, comprehensive income, cash flows and changes in stockholders’ equity for the years ended December 31, 2009 and 2008. These financial statements are the responsibility of the management of Anhui Taiyang Poultry Company, Ltd. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal controls over financing reporting. Accordingly, we express no such opinion.

In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of Anhui Taiyang Poultry Company, Ltd as of December 31, 2009 and 2008 and the results of its operations and its cash flows for the years ended December 31, 2009 and 2008 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements referred above have been prepared assuming that the Company will continue as a going concern. As discussed in Note1 (b) to the financial statements, the Company had serious working capital deficiencies in 2009 and 2008. This factor raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans as to these matters are described in Note 1(b). The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SCHWARTZ LEVITSKY FELDMAN LLP

Toronto, Ontario, Canada	Chartered Accountants
June 10, 2010	Licensed Public Accountants

Anhui Taiyang Poultry Company, Ltd.
Balance Sheets
(Expressed in United States Dollars)

	As of December 31,
	2009	2008

ASSETS
Current assets
Cash and cash equivalents	$605,392	$693,063
Trade accounts receivable, net (note 3)	972,528	52,141
Loans receivable (note 4)	2,816,943	—
Inventories, net (note 5)	1,787,565	2,763,711
Prepaid and other current assets (note 6)	902,361	2,220,778
Due from related parties (note 7)	765,698	626,640
Total current assets	7,850,487	6,356,333

Construction in progress	5,605,197	6,367,683
Property, plant and equipment, net (note 8)	12,963,639	9,970,572
Land use rights (note 9)	10,545,893	10,744,364
Other long term assets (note 10)	654,680	281,681
Total assets	$37,619,896	$33,720,633

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Trade accounts payable and accrued expenses (note 11)	$4,505,521	$14,611,951
Other accounts payable (note 12)	4,741,311	1,216,324
Loans payable, current portion (note 13)	11,408,179	9,314,089
Deferred subsidy funds received (note 14)	—	717,954
Total current liabilities	20,655,011	25,860,318

Loans payable, long term portion (note 13)	2,249,997	48,656
Total liabilities	22,905,008	25,908,974

Going Concern (note 1)
Commitments and contingencies (note 22)

Shareholders’ equity
Share capital (note 15)	5,826,999	1,441,355
Additional paid-in capital	5,142	—
Unappropriated retained earnings (accumulated deficit)	7,312,778	5,285,037
Appropriated retained earnings (note 19)	1,142,284	680,702
Cumulative translation adjustment	427,685	404,565
Total equity	14,714,888	7,811,659

Total liabilities and shareholders’ equity	$37,619,896	$33,720,633

The accompanying notes form an integral part of these financial statements.

Anhui Taiyang Poultry Company, Ltd.
Statements of Operations and Comprehensive Income
(Expressed in United States Dollars)

	Years Ended December 31,
	2009	2008

Revenues	$28,859,699	$37,863,219
Cost of goods sold	24,670,485	30,025,790

Gross Profit	4,189,214	7,837,429

Sales and marketing expenses	55,425	164,184
General and administrative expenses	1,347,787	1,194,297

Operating profit	2,786,002	6,478,948

Other expense	(81,736)	(165,611)
Subsidy income (note 14)	339,981	—
Interest and other expense, net (note 16)	(554,924)	(351,946)

Operating income before income taxes	2,489,323	5,961,391
Income tax expense (note 17)	—	—

Net income	$2,489,323	$5,961,391

Comprehensive income:
Net income	$2,489,323	$5,961,391
Foreign currency translation adjustment	23,120	404,565

Comprehensive income	$2,512,443	$6,365,956

The accompanying notes form an integral part of these financial statements.

Anhui Taiyang Poultry Company, Ltd.
Statements of Cash Flows
(Expressed in United States Dollars)

	Years Ended December 31,
	2009	2008
Cash provided (used for):
Operating activities:
Net income	$2,489,323	$5,961,391

Items not affecting cash:
Depreciation and amortization	741,845	670,554
Discounts from fair value on initial recognition of long term non-interest bearing loans to unrelated parties	—	(42,785)
Imputed interest expense allocated to debt	14,433	—

Changes in non-cash working capital:
Trade accounts receivable	(919,760)	1,063,324
Other accounts receivable	(2,815,419)	1,100,085
Inventories	610,389	(1,494,167)
Prepaid and other current assets	1,323,222	(392,396)
Due from related parties	(137,425)	(616,920)
Trade accounts payable and accrued expenses	(10,137,045)	725,476
Other accounts payable	3,520,058	(1,197,972)
Deferred subsidy funds received	(719,350)	(26,141)

Net cash provided by (used in) operating activities	(6,029,729)	5,750,449

Investing activities:
Capitalized interest expense	(321,981)	(262,139)
Purchase of property and equipment	(2,383,572)	(7,357,173)

Net cash provided by (used in) investing activities	(2,705,553)	(7,619,312)

Financing activities:
Borrowings under loans payable	15,056,498	8,802,965
Repayments under loans payable	(10,795,948)	(13,737,353)
Capital investment	4,385,388	—

Net cash provided by (used in) financing activities	8,645,938	(4,934,388)

Effect of exchange rate difference on cash and cash equivalents	1,673	367,154

Net decrease in cash and cash equivalents	(87,671)	(6,436,097)

Cash and cash equivalents, beginning of year	693,063	7,129,160

Cash and cash equivalents, end of year	$605,392	$693,063

Supplementary information:
Interest and finance charges paid	$862,646	$594,178

The accompanying notes form an integral part of these financial statements.

Anhui Taiyang Poultry Company, Ltd.
Statements of Shareholders’ Equity
(Expressed in United States Dollars)

		Additional	Unappropriated	Appropriated	Cumulative	Total
	Share	Paid-in	Retained	Retained	Translation	Shareholders’
	Capital	Capital	Earnings	Earnings	Adjustment	Equity
Balance as at December 31, 2007	$1,441,355	$—	$(96,984)	$101,332	$0	$1,445,703

Net income for the year	—	—	5,961,391	—	—	5,961,391

Appropriation of statutory reserve	—	—	(579,370)	579,370	—	—

Foreign currency translation adjustment for the year	—	—	—	—	404,565	404,565

Balance as at December 31, 2008	1,441,355	—	5,285,037	680,702	404,565	7,811,659

Equity contribution of RMB 30,000,000 cash	4,385,644	—	—	—	—	4,385,644

Imputed interest expense	—	5,142	—	—	—	5,142

Net income for the year	—	—	2,489,323	—	—	2,489,323

Appropriation of statutory reserve	—	—	(461,582)	461,582	—	—

Foreign currency translation adjustment for the year	—	—	—	—	23,120	23,120

Balance as at December 31, 2009	$5,826,999	$5,142	$7,312,778	$1,142,284	$427,685	$14,714,888

The accompanying notes form an integral part of these financial statements.

Anhui Taiyang Poultry Company, Ltd.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended December 31, 2009 and 2008

1.	Nature of Business Operations:

(a)	Business

The financial statements presented herein reflect the financial results of Anhui Taiyang Poultry Company Ltd. (“Taiyang” or the “Company”). The Company was established in May 1996 under the laws of the People’s Republic of China (the “PRC” or “China”).

The Company raises, processes and markets ducks and duck related food products through three business lines:

● Breeding Unit – breeds, hatches, and cultivates ducklings for resale and processing by the Food Processing Unit
● Feed Unit – produces duck feed for internal use and external sale
● Food Processing Unit – processes ducklings into frozen raw food product for commercial resale.

On March 1, 2010, the Company issued debentures in the aggregate principal amount of $600,000 to various investors, the proceeds of which are to be applied to the legal, accounting, and other costs associated with the Company completing a transaction whereby it intends to become listed on a United States stock exchange through a reverse merger with a publicly traded shell company (the “Public Transaction”). The debentures bear interest at a rate of 15% per annum, and mature on the earlier of September 30, 2010 or the completion of a financing of at least $10,000,000 by the Company. The debentures are convertible, at the sole option of the holder, into shares of the Company at a price equal to a 25% discount to the price of any new financing. Each debenture holder also will receive the equivalent of one share of the public entity for each dollar invested in the debenture. See note 22.

(b)	Going concern

The Company realized net income of $2,489,323 and $5,961,391 in the years ended December 31, 2009 and 2008, respectively. As of December 31, 2009, the Company had retained earnings of $8,455,062 (of which $1,142,284 were appropriated as reserves pursuant to the Company’s articles of incorporation), and cash balances in the amount of $605,392. The Company’s revenues and net income were lower in 2009 than in 2008 as a result of the global economic crisis, which resulted in decreased demand for Duck products in the PRC. Notwithstanding the Company’s history of profits and retained earnings, the Company has serious working capital deficiencies in the amount of $12,804,524 as of December 31, 2009 ($19,503,485 in 2008), arising primarily from the Company’s practice of borrowing funds in the form of both short and long term bank loans payable to supplement government grants to fund its capital expansion projects, which include modernization of the current breeding facilities, and construction of a new organic fertilizer plant. The Company believes that it will be able extend a substantial portion of its current loans payable, or issue new debt or equity to repay loans that come due during the remainder of 2010. The Company has already extended approximately $9.2 million in current bank loans that matured subsequent to December 31, 2009 (see note 22). Additionally, the Company expects to attempt to raise between $5-12 million in connection with the Public Transaction (see note 22). The balance of the Company’s working capital deficiency is expected to be eliminated from future profitable operations. The Company believes that the refinancing strategies referred to above would mitigate the serious deficiencies in working capital as of December 31, 2009 and 2008.

(c)	Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (“FASB”) issued a statement establishing the FASB Accounting Standards Codification (the “FASB ASC” or the “Codification”). Effective for interim and annual periods ended after September 15, 2009, the Codification became the source of authoritative U.S. generally accepted accounting principles (“US GAAP”) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the United States Securities and Exchange Commission (the “SEC”) under authority of federal securities laws are also sources of authoritative US GAAP for SEC registrants. This statement did not change existing US GAAP, and as such, did not have an impact on our financial statements. Where applicable, the Company has updated its references to US GAAP, in order to reflect the Codification.

Anhui Taiyang Poultry Company, Ltd.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended December 31, 2009 and 2008

2.	Significant accounting policies:

	(a)	Basis of presentation:

These financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and include the accounts of the Company. The Company does not have any wholly- or majority-owned subsidiaries. The three operating entities of the Company all reside within the same legal entity, and are evaluated as separate units for management’s internal purposes. The basis of accounting differs in certain material respects from that used for the preparation of the books and records of the Company, which are prepared in accordance with accounting principles and relevant financial regulations applicable to limited liability enterprises established in the PRC (“PRC GAAP”), the accounting standard used in the place of its domicile.

	(b)	Use of estimates:

The preparation of financial statements in conformity with US GAAP requires management at the date of the financial statements to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of estimates include estimating allowance for doubtful accounts, estimating the net realizable value of inventory, the future cash flows for assessing the net recoverable amount of long-lived assets, and accrued liabilities. Actual results may differ from those estimates.

	(c)	Risks of doing business in China:

The Company is subject to the consideration and risks of operating in the PRC. These include risks associated with the political and economic environment, foreign currency exchange and the legal system in China.

The economy of China differs significantly from the economies of the “western” industrialized nations in such respects as structure, level of development, gross national product, growth rate, capital reinvestment, resource allocation, self-sufficiency, rate of inflation and balance of payments position, among others. Only recently has the China government encouraged substantial private economic activities. The Chinese economy has experienced significant growth in the past several years, but such growth has been uneven among various sectors of the economy and geographic regions. Actions by the PRC government to control inflation have significantly restrained economic expansion in the recent past.

Similar actions by the PRC government in the future could have a significant adverse effect on economic conditions in China.

Many laws and regulations dealing with economic matters in general and foreign investment in particular have been enacted in China. However, China still does not have a comprehensive system of laws, and enforcement of the existing laws may be uncertain and sporadic.

Anhui Taiyang Poultry Company, Ltd.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended December 31, 2009 and 2008

2.	Significant accounting policies (continued):

	(c)	Risks of doing business in China (continued):

The Company’s operating assets and primary sources of income and cash flows originate in China. The China economy has, for many years, been a centrally planned economy, operating on the basis of annual, five-year and ten-year state plans adopted by central China governmental authorities, which set out national production and development targets. The China government has been pursuing economic reforms since it first adopted its “open-door” policy in 1978. There is no assurance that the China government will continue to pursue economic reforms or that there will not be any significant change in its economic or other policies, particularly in the event of any change in the political leadership of, or the political, economic or social conditions in China. There is also no assurance that the Company will not be adversely affected by any such change in governmental policies or any unfavourable change in the political, economic or social conditions, the laws or regulations, or the rate or method of taxation in China.

As many of the economic reforms, which have been or are being implemented by China government are unprecedented or experimental, they may be subject to adjustment or refinement, which may have adverse effects on the Company. Further, through state plans and other economic and fiscal measures, it remains possible for the China government to exert significant influence on the China economy.

	(d)	Cash:

Cash and cash equivalents includes investments in short-term investments with a term to maturity when acquired of 90 days or less.

	(e)	Allowance for doubtful accounts:

The Company reports accounts receivable and other accounts receivable at net realizable value. The Company’s terms of sale provide the basis for when accounts become delinquent or past due. The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of accounts receivable.

	(f)	Inventory:

Inventory is recorded at the lower of cost, determined using the weighted average costing method, and net realizable value. Cost includes purchased raw materials (primarily corn and other grains), breeding and incubation costs (primarily feed and contract grower pay), labor, and manufacturing and production overhead which are related to the purchase and production of inventories. The weighted-average method and includes invoice cost, duties and freight where applicable, plus direct labor applied to the product and an applicable share of manufacturing overhead. A provision for obsolescence for slow moving inventory items is estimated by management based on historical and expected future sales and is included in cost of goods sold.

	(g)	Biological assets:

Biological assets are comprised of master breeding ducks that are treated as capitalized assets due to their ability to produce offspring that are also capable of breeding. These biological assets generally have a productive breeding period of approximately one year. The Company capitalizes these assets and amortizes their cost, which includes any cost to acquire the duck plus costs incurred for hatching and incubation, over a period of one year.

Anhui Taiyang Poultry Company, Ltd.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended December 31, 2009 and 2008

2.	Significant accounting policies (continued):

	(h)	Property, plant and equipment:

Property, plant and equipment are carried at cost less allowance for accumulated depreciation. Depreciation is generally computed using the straight-line method over the estimated useful lives of the related assets. The depreciable basis for property, plant and equipment is original cost less estimated residual value, which does not exceed 5% of the cost. Upon retirement or sale, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the statements of operations. The cost of normal maintenance and repairs is charged to operations as incurred. Material expenditures, which increase the life of an asset, are capitalized and depreciated over the estimated remaining life of the asset. Costs incurred prior to a capital project’s completion are reflected as construction in progress and are not depreciated until the asset is placed into service. The estimated service lives of property and equipment are as follows:

Production equipment	3-10 years
Transportation equipment	5-10 years
Office furniture and equipment	5 years
Building and building improvements	10-20 years

Costs incurred prior to a capital project’s completion are reflected as construction in progress and are not depreciated until the asset is placed into service.

(i)	Construction in progress:

Construction in progress is stated at cost, which comprises direct costs of design, acquisition, and construction of buildings, building improvements and land improvements. The Company also capitalizes interest on loans related to construction projects. Upon completion, construction in progress is transferred to its respective asset classification and is amortized upon being put into use.

(j)	Land use rights:

All lands in the PRC are owned by the PRC government. The PRC government, according the relevant PRC law, may sell the right to use the land for a specific period of time. Land use rights are recorded at cost less accumulated amortization. Land use rights are amortized over 50 years, which are the terms established by the PRC government. The purpose of the land use is restricted by the PRC government. In the event that the land is used for purposes outside the scope of the purpose for which they were granted, the government could revoke such rights.

(k)	Impairment of long-lived assets:

The Company monitors the recoverability of long-lived assets, based on estimates using factors such as expected future asset utilization, business climate and future undiscounted cash flows expected to result from the use of the related assets or to be realized on sale. The Company recognizes an impairment loss if the projected undiscounted future cash flows are less than the carrying amount, and the amount of the impairment charge is the excess of the carrying amount of the asset over the fair value of the asset.

(l)	Revenue recognition:

The Company recognizes revenue when there is persuasive evidence of an arrangement, goods are shipped and title passes, collection is probable, and the fee is fixed or determinable. The Company records deferred revenue when cash is received in advance of the revenue recognition criteria being met.

Anhui Taiyang Poultry Company, Ltd.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended December 31, 2009 and 2008

2.	Significant accounting policies (continued):

	(m)	Research and development costs:

Research and development costs are expensed as incurred. Equipment used in research and development is capitalized only if it has an alternative future use.

	(n)	Subsidy income:

From time to time, the Company receives subsidies from the PRC government. Certain of the subsidies are earmarked for particular capital improvement and other projects, and the completed projects must be approved by the government to ensure specifications were met. The Company defers amounts received pursuant to these types of subsidies until the projects are approved, at which time the deferred balances are recorded as subsidy income on the statement of operations.

Subsidies that are not subject to government approval are recognized as income in the period in which the benefit from the subsidy is realized by the Company. Subsidies that relate to depreciable property and equipment are recorded as an offset to the related capital accounts to which the subsidy relates.

	(o)	Income taxes:

The Company is exempt from corporate income tax due to the nature of its business. Beginning 2006, the PRC government instituted a tax exemption policy for certain aspects of the agricultural industry. The Company’s business qualifies as tax exempt. The exemption relates to unprocessed agricultural products and is granted by the relevant taxing authority on a year-by-year basis. There is no stated expiration to the exemption, and while the Company expects to continue to receive favorable tax treatment, changes in government policy or the nature of the Company’s operations could result in the Company being required to pay income taxes.

	(p)	Foreign currency translation and comprehensive income:

The Company’s functional or primary operating currency is the Chinese Renminbi (“RMB”). The Company’s financial statements are prepared in RMB before translating to the United States dollar (“USD”) for reporting purposes. The Company translates transactions in currencies other than the RMB at the exchange rate in effect on the transaction date. Monetary assets and liabilities denominated in a currency other than the RMB are translated at the exchange rates in effect at the balance sheet date. The resulting exchange gains and losses are recognized in earnings.

Amounts transacted in RMB have been translated into USD as follows: assets and liabilities are translated at the rate of exchange in effect at the balance sheet date, equity items are translated at historical rates, and revenue and expense items are translated at the average rates for each period reported. Unrealized gains and losses resulting from the translation into the reporting currency are accumulated in accumulated other comprehensive income, a separate component of equity.

The Company applies SFAS 130 “Reporting Comprehensive Income” (codified in FASB ASC Topic 220). Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders.

Anhui Taiyang Poultry Company, Ltd.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended December 31, 2009 and 2008

2.	Significant accounting policies (continued):

	(q)	Statutory reserves:

Statutory reserve refers to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and, are to be used to expand production or operations. The Company’s articles of association, which are based on PRC corporate laws, prescribe that the Company must appropriate, on an annual basis, 10% of its after tax income as reported in its financial statements, prepared in accordance with PRC GAAP, to the statutory common reserve fund until the fund reaches 50% of the Company’s registered capital

	(r)	Employee welfare benefits:

Pursuant to PRC law, full-time employees of the Company are entitled staff welfare benefits including medical care, welfare subsidies, unemployment insurance, and pension benefits through a PRC government-mandated multiemployer pension plan. The Company is required to contribute a portion of the employees’ salaries to the retirement benefit scheme to fund the benefits, which are charged to operations as incurred. The government reserves right to change rates retroactively, which may result in a contingent liability being recorded for previous years.

	(s)	Fair value of financial assets and liabilities:

For certain of the Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, receivables on sales-type leases, other receivables, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities.

ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

●	Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●
Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3: inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

Anhui Taiyang Poultry Company, Ltd.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended December 31, 2009 and 2008

2.	Significant accounting policies (continued):

	(t)	Segment reporting:

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (codified in FASB ASC Topic 280) requires use of the “management approach” model for segment reporting. The management approach model is based on the method a company’s management uses to organize segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. Management of the Company evaluates its operations based on three operating segments: Breeding Unit, Feed Unit, and Food Unit.

	(u)	Statement of cash flows:

In accordance with SFAS No. 95, “Statement of Cash Flows” (codified in FASB ASC Topic 230), cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

	(v)	Recently Issued Accounting Standards:

In October 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. This update addressed the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than a combined unit and will be separated in more circumstances that under existing US GAAP. This amendment has eliminated that residual method of allocation. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the provisions of ASU 2009-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

In October 2009, the FASB issued an ASU regarding accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing. This ASU requires that at the date of issuance of the shares in a share-lending arrangement entered into in contemplation of a convertible debt offering or other financing, the shares issued shall be measured at fair value and be recognized as an issuance cost, with an offset to additional paid-in capital. Further, loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs, at which time the loaned shares would be included in the basic and diluted earnings-per-share calculation. This ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The Company is currently evaluating the impact of this ASU on its financial statements.

In August 2009, the FASB issued an ASU regarding measuring liabilities at fair value. This ASU provides additional guidance clarifying the measurement of liabilities at fair value in circumstances in which a quoted price in an active market for the identical liability is not available; under those circumstances, a reporting entity is required to measure fair value using one or more of valuation techniques, as defined. This ASU is effective for the first reporting period, including interim periods, beginning after the issuance of this ASU. The adoption of this ASU did not have a material impact on the Company’s financial statements.

Anhui Taiyang Poultry Company, Ltd.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended December 31, 2009 and 2008

2.	Significant accounting policies (continued):

	(v)	Recently Issued Accounting Standards (continued):

On July 1, 2009, the Company adopted ASU No. 2009-01, “Topic 105 - Generally Accepted Accounting Principles - amendments based on Statement of Financial Accounting Standards No. 168 , “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles.” ASU No. 2009-01 re-defines authoritative GAAP for nongovernmental entities to be only comprised of the FASB ASC and, for SEC registrants, guidance issued by the SEC. The Codification is a reorganization and compilation of all then-existing authoritative GAAP for nongovernmental entities, except for guidance issued by the SEC. The Codification is amended to effect non-SEC changes to authoritative GAAP. Adoption of ASU No. 2009-01 only changed the referencing convention of GAAP in notes to the financial statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”), codified as FASB ASC Topic 810-10, which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. SFAS 167 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. SFAS 167 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. SFAS 167 also requires additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. SFAS 167 is effective for fiscal years beginning after November 15, 2009. The Company does not believe the adoption of SFAS 167 will have an impact on its financial condition, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140” (“SFAS 166”), codified as FASB Topic ASC 860, which requires entities to provide more information regarding sales of securitized financial assets and similar transactions, particularly if the entity has continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The Company does not believe the adoption of SFAS 166 will have an impact on its financial condition, results of operations or cash flows.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”) codified in FASB ASC Topic 855-10-05, which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. SFAS 165 is effective for interim and annual periods ending after June 15, 2009. SFAS 165 required that public entities evaluate and disclose subsequent events through the date that the financial statements are issued.

ASU No. 2010-09, issued in February 2010, removes the requirement to disclose a date through which subsequent events have been reviewed in the financial statements.

In April 2009, the FASB issued FSP No. SFAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” which is codified in FASB ASC Topic 825-10-50. This FSP essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the FSP requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. The Company will adopt these disclosure changes with its interim financial statements in fiscal 2010.

Anhui Taiyang Poultry Company, Ltd.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended December 31, 2009 and 2008

2.	Significant accounting policies (continued):

(v) Recently Issued Accounting Standards (continued):

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” which is codified in FASB ASC Topic 320-10. This FSP modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The FSP also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the FSP, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The FSP further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. FSP 115-2 requires entities to initially apply the provisions of the standard to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulate other comprehensive income. The Company adopted FSP No. SFAS 115-2 and SFAS 124-2 in fiscal 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP No. SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP No. SFAS 157-4”). FSP No. SFAS 157-4, which is codified in FASB ASC Topics 820-10-35-51 and 820-10-50-2, provides additional guidance for estimating fair value and emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. The Company adopted FSP No. SFAS 157-4 in fiscal 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

3.	Trade accounts receivable:

Trade accounts receivable were comprised of the following as of December 31, 2009 and 2008:

	2009	2008

Trade accounts receivable	$985,097	$52,141
Allowance for doubtful accounts	(12,569)	—

	$972,528	$52,141

As of December 31, 2009 and 2008, $731,294 and $Nil of the Company’s trade accounts receivable were pledged as collateral for a loans outstanding.

Anhui Taiyang Poultry Company, Ltd.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended December 31, 2009 and 2008

4.	Loans receivable:

As of December 31, 2009 and 2008, the Company had outstanding $2,816,943 and $Nil, respectively, of unsecured loans receivable from unrelated parties which do not bear interest and have no stated maturity date. Subsequent to December 31, 2009, these balances were reduced by subsequent payments received in the amount of $1,491,839.

During the year ended December 31, 2009, the Company borrowed $1,462,587 from a banking institution, and subsequently made the loan to an unrelated third party in the amount of $877,552. The third party pledged its assets to the bank as security for the loan. The loan receivable does not have a stated maturity date or interest rate.

5.	Inventories:

Inventories were comprised of the following as of December 31, 2009 and 2008:

	2009	2008

Raw materials	$734,598	$515,687
Work in process	904,052	1,572,438
Finished goods	148,915	675,586

	$1,787,565	$2,763,711

The Company did not have any obsolete or slow-moving inventory as of December 31, 2009 or 2008.

6.	Prepaid and other current assets:

Prepaid and other current assets were comprised of the following as of December 31, 2009 and 2008:

	2009	2008

VAT taxes receivable	$368,502	$1,257,889
Prepaid insurance	70,389	25,316
Other prepaid expenses	300,235	658,241
Biological assets	163,235	279,332

	$902,361	$2,220,778

Biological assets are comprised of master breeding ducks that are treated as capitalized assets due to their ability to produce offspring that are also capable of breeding. These biological assets generally have a productive breeding period of approximately one year. The Company capitalizes these assets and amortizes their cost, which includes any cost to acquire the duck plus costs incurred for hatching and incubation, over a period of one year.

Anhui Taiyang Poultry Company, Ltd.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended December 31, 2009 and 2008

7.	Related party transactions:

As of December 31, 2009 and 2008, amounts due from related parties were comprised of the following:

	2009	2008

Due from Wu Qiyou	$735,861	$613,802
Due from Chen Beihuang	585	12,838
Due from Wu Qida	29,252	—

	$765,698	$626,640

The Company did not have any amounts due to related parties as of December 31, 2009 or 2008.

Wu Qiyou is the Company’s founder and principal executive officer and the holder of 96% of the Company’s registered share capital.

Wu Qida is the holder of 2% of the Company’s registered share capital, and also the brother of Wu Qiyou.

Chen Beihuang is the holder of 2% of the Company’s registered share capital.

The Company was involved in the following related party transactions during the years ended December 31, 2009 and 2008:

During the years ended December 31, 2009 and 2008, the Company made loans to Wu Qiyou in the amount of $325,637 and $67,938, respectively. Wu Qiyou made repayments on these loans in the amount of $205,169 and $44,307 during the years ended December 31, 2009 and 2008, respectively. These loans were non-interest bearing and had no stated due date.

During the years ended December 31, 2009 and 2008, the Company made loans to Wu Qida in the amount of $29,237 and $718, respectively. Wu Qida made repayments on these loans in the amount of $Nil and $718 during the years ended December 31, 2009 and 2008, respectively. These loans were non-interest bearing and had no stated due date.

During the years ended December 31, 2009 and 2008, the Company made loans to Chen Beihuang in the amount of $16,007 and $19,103, respectively. Chen Beihuang made repayments on these loans in the amount of $28,286 and $6,444 during the years ended December 31, 2009 and 2008, respectively. These loans were non-interest bearing and had no stated due date.

Anhui Taiyang Poultry Company, Ltd.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended December 31, 2009 and 2008

8.	Property, plant and equipment:

As of December 31, 2009 and 2008, property, plant and equipment consisted of the following:

		Accumulated	Net book
As of December 31, 2009	Cost	depreciation	Value

Production equipment	$2,232,563	$(432,438)	$1,800,125
Transportation equipment	249,906	(63,089)	186,817
Office furniture and equipment	121,044	(53,116)	67,928
Building and building improvements	11,989,090	(1,080,321)	10,908,769

	$14,592,603	$(1,628,964)	$12,963,639

		Accumulated	Net book
As of December 31, 2008	Cost	depreciation	Value

Production equipment	$2,214,808	$(280,086)	$1,934,722
Transportation equipment	130,516	(38,557)	91,959
Office furniture and equipment	76,820	(38,069)	38,751
Building and building improvements	8,657,574	(752,434)	7,905,140

	$11,079,718	$(1,109,146)	$9,970,572

Depreciation expense of production-related property, plant and equipment is recorded to production costs, which is allocated to inventory and reflected in cost of goods sold on the statement of operations. Depreciation expense of other property, plant and equipment is charged to general and administrative expense. For the years ended December 31, 2009 and 2008, depreciation expense was allocated as follows:

	2009	2008

Depreciation expense charged to general and administrative expense	$88,461	$75,919
Depreciation expense charged to cost of sales	428,320	363,957

Total depreciation expense	$516,781	$439,876

All of the Company’s building and building improvements, and certain of the Company’s production equipment, are pledged as collateral for loans payable as described in note 13.

Anhui Taiyang Poultry Company, Ltd.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended December 31, 2009 and 2008

9.	Land Use Rights:

As of December 31, 2009 and 2008, land use rights consisted of the following:

	2009	2008

Cost	$11,491,843	$11,463,340
Less accumulated amortization	(945,950)	(718,976)

	$10,545,893	$10,744,364

Land use rights are amortized over the life of the rights, which is generally 50 years, and are charged to general and administrative expense on the statement of operations. Amortization expense of land use rights was $225,134 and $226,974 during the years ended December 31, 2009 and 2008, respectively.

Land use rights are owned by the PRC government, and are granted with restrictions on use. In the event that the land is used for purposes outside the scope of the Company’s current business, the government could revoke such rights. The Company does not have any plans to use land that is subject to land use rights for any purposes outside the scope of its current business, or for any purpose other than those pursuant to which the rights were granted.

All of the Company’s land use rights are pledged as collateral for loans payable as described in note 13, a portion of the proceeds of which were used to finance the acquisition of land use rights and related development of the land.

10.	Other long term assets:

As of December 31, 2009 and 2008, other long term assets were comprised of the following:

	2009	2008

Land use rights deposits	$351,021	$233,434
Equipment deposits	144,552	24,904
Long term prepayments	159,107	23,343

	$654,680	$281,681

Land use rights deposits represents amounts advanced to an independent third party to be applied against the purchase of land use rights by the Company upon completion of construction by the Company of its new organic fertilizer plant on the land.

Anhui Taiyang Poultry Company, Ltd.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended December 31, 2009 and 2008

11.	Accounts payable and accrued liabilities:

As of December 31, 2009 and 2008, accounts payable and accrued liabilities were comprised of the following:

	2009	2008

Trade accounts payable	$2,510,425	$14,253,704
Accrued payroll	353,462	298,247
Accrued interest expense	66,822	—
Accrued costs for construction in progress	1,366,062	—
Accrued professional services payable	208,750	60,000

	$4,505,521	$14,611,951

Accrued costs for construction in progress represent incurred but unbilled costs in connection with construction of the Company’s organic fertilizer plant.

12.	Other accounts payable:

As of December 31, 2009 and 2008, other accounts payable and accrued liabilities were comprised of the following:

	2009	2008

Deposits from contract farmers	$913,541	$888,229
Loans from farmers guaranteed by the Company	2,348,915	83,161
Land use right payable	151,000	—
Construction project payable	466,833	—
Other payables and amounts due to unrelated parties	861,022	244,934

	$4,741,311	$1,216,324

Anhui Taiyang Poultry Company, Ltd.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended December 31, 2009 and 2008

13.		Loans payable:

	(a)	Short term bank loans

From time to time, the Company borrows funds in the form of short term bank notes payable to fund its capital projects and supplement its working capital requirements. The carrying value of short term bank notes payable as of December 31, 2009 and 2008 is shown in the following table. The fair value of these bank notes payable approximates their carrying value.

	Annual
	Interest	Balance at December 31,
Due Date	Rate	2009	2008
January 16, 2009	8.964%	$—	$547,110
March 10, 2009	7.470%	—	970,208
March 19, 2009	7.470%	—	284,497
April 16, 2009	7.470%	—	1,458,959
April 21, 2009	7.470%	—	649,237
April 23, 2009	7.470%	—	1,750,751
June 11, 2009	7.470%	—	291,792
June 11, 2009	7.470%	—	160,486
September 13, 2009	7.992%	—	437,688
October 21, 2009	8.316%	—	598,173
October 23, 2009	8.316%	—	729,480
October 28, 2009	2.000%	—	218,844
October 28, 2009	2.000%	—	262,612
November 7, 2009	7.254%	—	145,896
December 30, 2009 (1)	0.000%	—	13,223
January 16, 2009	8.964%	—	357,445
October 13, 2009	7.992%	—	291,792
November 7, 2009	7.254%	—	145,896
January 13, 2010	7.812%	877,552	—
March 10, 2010	6.372%	987,246	—
March 10, 2010	6.372%	987,246	—
March 17, 2010	6.372%	936,056	—
April 8, 2010	5.310%	731,294	—
May 7, 2010	5.310%	1,755,105	—
May 7, 2010	5.310%	1,462,587	—
May 7, 2010	5.310%	1,462,587	—
June 16, 2010	5.310%	453,402	—
July 20, 2010	5.310%	438,776	—
September 20, 2010	5.841%	438,776	—
September 24, 2010	5.841%	438,776	—
October 13, 2010	7.992%	292,517	—
December 7, 2010	7.254%	146,259	—

		$11,408,179	$9,314,089

Anhui Taiyang Poultry Company, Ltd.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended December 31, 2009 and 2008

13.	Loans payable (continued):

(1)
This instrument is a non interest bearing loan from a local government authority. As such, the Company recognized a discount on the face value of the loan at inception to adjust the carrying value to the fair value. Fair value was calculated using the net present value of the loan, at an assumed interest rate of 14%. The amount of the discount, being $1,920 in the year ended December 31, 2008 is included on the statement of operations under the caption “Interest and other expense, net.” The discount is being amortized over the life of the loan using the effective interest method, with interest expense being recorded as an expense in the related period. The Company recognized interest expense to amortize the discount in the amount of $1,920 and $Nil in the years ended December 31, 2009 and 2008, respectively.

	(b)	Long term bank loans

The carrying value of long term bank notes payable as of December 31, 2009 and 2008 is shown in the following table. The fair value of these bank notes payable approximates their carrying value.

	Annual
	Interest	Balance at December 31,
Due Date	Rate	2009	2008
October 21, 2012	5.400%	$1,718,540	$—
November 30, 2012 (1)	0.000%	29,994	25,999
December 10, 2012	5.400%	475,340	—
November 30, 2013 (1)	0.000%	26,123	22,657

		$2,249,997	$48,656

(1)
These instruments are non interest bearing loans from a local government authority. As such, the Company recognized a discount on the face value of the loans at inception to adjust the carrying value to the fair value. Fair value was calculated using the net present value of the loans, at an assumed interest rate of 14%. The amount of the discount, being $40,865 in the year ended December 31, 2008 is included on the statement of operations under the caption “Interest and other expense, net.” The discounts are being amortized over the life of the loans using the effective interest method, with interest expense being recorded as an expense in the related period. The Company recognized interest expense to amortize the discounts in the amount of $7,336 and $Nil in the years ended December 31, 2009 and 2008, respectively.

Anhui Taiyang Poultry Company, Ltd.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended December 31, 2009 and 2008

14.	Subsidy income:

From time to time, the Company receives subsidies from the PRC government. Subsidies used for current period expenditures are recognized as income in the period in which the benefit from the subsidy is realized by the Company. Certain of the subsidies are earmarked for particular capital improvement projects, and the completed projects must be approved by the government to ensure specifications were met. Subsidies that relate to depreciable property and equipment are recorded as an offset to the related capital accounts to which the subsidy relates.

The Company defers amounts received pursuant to capital subsidies until the projects are approved, at which time the deferred balances are recorded as an offset to the related capital accounts. As of December 31, 2009 and 2008, deferred subsidy funds received were $Nil and $717,954, respectively.

During the years ended December 31, 2009 and 2008, the Company recognized subsidy income of $339,981 and $Nil, respectively. During 2009, the Company recorded capital subsidies in the amount of $1,853,557 which were offset against the cost of the capital assets.

15.	Share capital:

The Company’s share capital is in the form of paid in capital, and is not issued in the form of unit shares, as is common in the PRC. Activity related to share capital since inception of the Company is as follows:

	RMB	USD

Balance at December 31, 2007 (1)	12,000,000	1,441,355
2008 activity	—	—

Balance at December 31, 2008	12,000,000	1,441,355
2009 activity (2)	30,000,000	4,385,644

Balance at December 31, 2009	42,000,000	5,826,999

(1)	The initial capital contribution in May 1996 was comprised of assets of $1,441,355 (RMB 12,000,000).

(2)
During September 2009, additional cash contributions were made as follows: Wu Qiyou contributed $4,210,218 (RMB 28,800,000), Wu Qida contributed $87,713 (RMB 600,000), and Chen Beihuang contributed $87,713 (RMB 600,000).

Because the Company’s capital stock is in the form of registered capital value, and not in the form of unit shares, the Company does not report earnings (loss) per share.

Holders of registered capital are entitled to vote in proportion to their ownership of the outstanding registered capital Holders of registered capital are entitled to receive ratably, dividends when, as, and if declared by the Company’s board of directors out of funds legally available for that purpose and, upon the Company’s liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends, if any. Holders of common stock have no preemptive rights and have no rights to convert their registered capital into any other form of equity. The outstanding common stock is duly authorized and validly issued and fully-paid. The Company’s registered capital has been fully paid up and cannot be reduced during the term of operation of the Company without approval from the PRC government authorities.

Anhui Taiyang Poultry Company, Ltd.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended December 31, 2009 and 2008

15.	Share capital (continued):

The Company does not have (a) any classes of preferred stock authorized, issued or outstanding, (b) any employee stock option or stock incentive plans, or (c) any outstanding stock warrants or other stock purchase rights.

16.	Interest and other expense (net):

The Company earns interest income on cash balances and short term investments. The Company recognizes interest expense on loans payable, and for bank charges related to its cash accounts. Interest and other expense

	2009	2008

Interest income	$(73,680)	$(99,990)
Interest expense	536,573	476,646
Bank fees	77,598	18,075
Discounts from fair value on initial recognition of long term non-interest bearing loans	—	(42,785)
Amortization of debt discount	9,291	—
Imputed interest expense	5,142	—

	$554,924	$351,946

The Company capitalizes interest on loans related to construction projects in progress. During the years ended December 31, 2009 and 2008, the Company capitalized interest expense in the amount of $321,981 and $262,139, respectively.

17.	Financial instruments:

(a)	Fair value of financial instruments:

The Company utilizes ASC Topic 820 fair value measurement accounting guidance, which defines fair value, establishes a framework for measuring fair value and expands disclosure requirements about fair value measurements. This guidance also defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy prescribed by this standard contains three levels as follows:

	●	Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●
Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

	●	Level 3: inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Anhui Taiyang Poultry Company, Ltd.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended December 31, 2009 and 2008

17.	Financial instruments (continued):

(a)	Fair value of financial instruments (continued):

The Company values certain loans payable at fair market value which do not have a stated interest rate using a discount on the face value of the loan at inception to adjust the carrying value to the fair value. Fair value is calculated using the net present value of the loan, and the amount of the discount is included on the statement of operations under the caption “Interest and other expense, net.” The discount is amortized over the life of the loan using the effective interest method, with interest expense being recorded as an expense in the related period. As of December 31, 2009 and 2008, the value of such instruments included in “Loans payable, current portion” was $Nil and $13,223, respectively. As of December 31, 2009 and 2008, the value of such instruments included in “Loans payable, long term portion” was $56,117 and $48,656, respectively.

The Company’s financial instruments consist of cash and cash equivalents, trade accounts receivable, loans receivable, other receivables, prepaid and other current assets, amounts due from/to related parties, trade accounts payable and accrued liabilities, other accounts payable, and current loans payable. The fair values of these financial instruments approximate their carrying values due to the relatively short-term maturity of these instruments. Cash has been valued using the market value technique.

(b)	Interest rate and concentration of credit risks

Financial instruments that potentially subject the Company to concentrations of credit risks consist principally of cash and accounts and other receivables. To minimize the interest rate and credit risk, the Company places cash with high credit quality financial institutions located in the PRC.

Credit risk from accounts receivable results from the risk of customer non-payment. Management, on an ongoing basis, monitors the level of accounts receivable attributable to each customer, and the length of time each account is outstanding. When necessary, management takes appropriate action to follow up on balances considered at risk.

During the years ended December 31, 2009 and 2008, sales to the Food Unit’s top five customers accounted for 86% and 79%, respectively, of the unit’s total sales. Additionally, during the year ended December 31, 2009, 56% of the Food Unit’s sales were made to one customer. No sales were made to this customer in the year ended December 31, 2008. There is no guarantee that any of these customers will continue to buy from the Company, and loss of any of these major customers would have a material adverse effect on the Company’s results of operations.

During the year ended December 31, 2009, the Feed Unit had only an immaterial amount of sales to external customers. During 2008, the Feed Unit made sales to one primary external customer. This relationship was terminated during the end of 2008.

During the years ended December 31, 2009 and 2008, the Breeding Unit made sales to one customer representing 28% and 12%, respectively, of the unit’s total sales for the respective period.

Anhui Taiyang Poultry Company, Ltd.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended December 31, 2009 and 2008

17.	Financial instruments (continued):

(c)	Foreign currency risk

The Company uses the US dollar as its reporting currency for these financial statements, while nearly all of the Company’s transactions are denominated in RMB. Revenues and expenses are translated into US dollars using average exchange rates for the period, and assets and liabilities are translated using the exchange rate at the end of the period. All resulting exchange differences arising from the translation are included as a separate component in accumulated other comprehensive income. Consequently, the Company’s unrealized exchange gain (loss) on translation of functional currency to reporting currency is subject to fluctuations in the exchange rate between the RMB and the US dollar in each reporting period. The Company does not hedge its exposure to currency fluctuations.

The following exchange rates are applied for the Company’s financial statements as at and for the years ended December 31, 2009 and 2008:

	2009	2008

Period end rate	6.8372	6.8542
Period average rate	6.8409	6.9622
Period high rate	6.8585	7.3141
Period low rate	6.8226	6.8216

(d)	Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company’s objective to managing liquidity risk is to ensure that it has sufficient liquidity available to meet its liabilities when they become due. The Company uses cash to settle its financial obligations as they fall due. The ability to do this relies on the Company collecting its accounts receivables in a timely manner and by maintaining sufficient cash on hand through equity financing and bank loans.

(e)	Commodity Risk

Profitability in the poultry industry is materially affected by the supply of parent breeding stocks and the commodity prices of feed ingredients, including corn, soybean cake, and other nutrition ingredients from numerous sources, mainly from wholesalers who collect the feed ingredients directly from farmers. As a result, the industry is subject to wide fluctuations and cycles. The Company does not currently use derivative financial or hedging instruments to reduce our exposure to various market risks related to commodity purchases

Anhui Taiyang Poultry Company, Ltd.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended December 31, 2009 and 2008

18.	Tax matters:

	(a)	Income tax

Statutorily, the Company is subject to income taxes in the PRC on its taxable income at a tax rate in accordance with the relevant income tax laws. However, beginning in 2006 the Company has received an agricultural tax exemption from the PRC government whereby the Company has not been subject to corporate income taxes during this period. Accordingly, the Company did not recognize any income tax expense during the years ended December 31, 2009 or 2008. The exemption relates to unprocessed agricultural products and is granted by the relevant taxing authority on a year-by-year basis. There is no stated expiration to the exemption, and while the Company expects to continue to receive favorable tax treatment, changes in government policy could results in the Company being required to pay income taxes.

The Company conducts substantially all of its business in China. China currently has tax laws related to various taxes imposed by both federal and regional governments. Applicable taxes include value added tax, corporate income tax, payroll or social taxes and others. Laws related to these taxes have not been effective for an extended period of time compared to laws of more developed countries. The implementation of regulations is frequently unclear and their application is sometimes inconsistent or non-existent. Conflicting opinions about interpretation and application often exist among and within government ministries and organizations creating uncertainties and conflict.

Tax declarations, together with other legal compliance areas, such as customs and currency controls are subject to review and investigation by various agencies and authorities, who are enabled by law to impose very severe fines, penalties and interest charges. These facts create tax risks in China substantially more significant than typically found in countries with more developed tax systems and structures. Various tax authorities could take differing positions on interpretive issues and the effect could be significant. The fact that a year has been reviewed does not close that year, or any tax declaration applicable to that year, from future review and assessment by tax authorities.

On March 16, 2007, the PRC introduced the new Enterprise Income Tax Law of the People’s Republic of China which came into force on January 1, 2008. Among other measures, the new Tax Law introduces a 25% tax rate for Foreign Invested Enterprises, and domestic enterprises, with some reduced rates for qualified small companies. Although certain existing preferential tax policies, including those previously applicable to Foreign Invested Entities will be eliminated in the future, most existing preferential tax incentives previously granted will continue to be grandfathered for up to five years.

The new Tax Law also imposes a new 10% withholding tax on all dividends paid by PRC companies to non-PRC shareholders and contains rules governing such matters as international transfer pricing.

	(b)	Value added tax

The Company is subject to value added tax (“VAT”) on products that it sells within the PRC. VAT payable is netted against VAT paid on purchases. Certain of the Company’s products, including duck eggs, seedlings, and feed products, are exempted from VAT as a result of government agricultural incentives.

Anhui Taiyang Poultry Company, Ltd.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended December 31, 2009 and 2008

19.	Appropriated Retained Earnings:

According to PRC corporate law, the Company is required each year to appropriate 10% of its after tax income as reported in its financial statements, prepared in accordance with PRC GAAP, to the statutory common reserve fund until the fund reaches 50% of the Company’s registered capital. This fund can be used to make up for any losses incurred in the future or be converted into paid-in capital, provided that the fund does not fall below 50% of registered capital. Transfers to the Company’s appropriated retained earnings were as follows:

	2009	2008

Balance, beginning of year	$680,702	$101,332
Appropriation of statutory reserve	461,582	579,370

Balance, end of year	$1,142,284	$680,702

20.	Commitments and contingencies:

	(a)	Commitments

The Company leases certain of its facilities pursuant to non-cancellable lease agreements expiring at various times through 2037. The amount of rent on these facilities is not fixed, but is based on the government stipulated market price of grains multiplied by the grain yield per mu (approximately 0.667 hectares). Because future rents on these facilities depends upon unknown future market and production factors, the amount of future commitment cannot be quantified.

	(b)	Contingencies

The Company has paid a deposit in the amount of $351,021 to acquire land use rights for the location on which is building a new organic fertilizer plant. The Company has also prepaid $144,552 against equipment to be installed in the plant. The Company expects have the land use rights transferred to them upon completion of construction of the new plant in 2010.

The Company regularly uses contract farmers to incubate ducks to be used for commercial processing. The Company pays the farmers a fixed fee per Duck when the duck has matured, which is after approximately 60 days.

On August 29, 2008, the Company entered into a Consulting Agreement with Thornhill Capital LLC (“Thornhill”) pursuant to which Thornhill agreed to (i) assist the Company with preparing its business plan, (ii) provide advice and assistance in negotiating terms of any investment, financing transaction, or transaction in which the Company’s stock would become publicly traded, and (iii) provide legal, accounting, and other professional service assistance in connection with any such transaction. The agreement calls for Thornhill to receive compensation of (i) $15,000 per month for a maximum of six months, (ii) 5% of the proceeds of any financing, and (iii) 10% of the shares of any new joint venture formed as a result of Thornhill’s performance, or of the public entity if the Company becomes publicly listed.

During the year ended December 31, 2009, the Company borrowed $1,462,587 from a banking institution, and subsequently made the loan to an unrelated third party in the amount of $877,552. The third party pledged its assets to the bank as security for the loan. The loan receivable does not have a stated maturity date or interest rate.

Anhui Taiyang Poultry Company, Ltd.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended December 31, 2009 and 2008

20.	Commitments and contingencies (continued):

	(b)	Contingencies (continued)

The Company does not maintain product liability insurance, and property and equipment insurance does not cover the full value of our property and equipment, which leaves the Company with exposure in the event of loss or damage to its properties or claims filed against the Company.

21.	Segmented and Geographical Information:

The Company is structured and evaluated by its board of directors and management into three distinct business lines:

	●	Breeding Unit – breeds, hatches, and cultivates ducklings for resale and processing by Food Processing Unit
	●	Feed Unit – produces duck feed for internal use and external sale
	●	Food Processing Unit – processes ducklings into frozen raw food product for commercial resale.

Results of operations for the year ended December 31, 2009 by business unit were:

			Food	Public
	Breeding	Feed	Processing	Transaction
	Unit	Unit	Unit	Costs	Consolidated

Revenues (1)	$7,704,942	$50,592	$21,104,165	$—	$28,859,699

Cost of goods sold (1)	5,487,042	174,854	19,008,589	—	24,670,485

Gross Profit	2,217,900	(124,262)	2,095,576	—	4,189,214

Sales and marketing expenses	55,310	100	15	—	55,425

General and administrative expenses	1,098,660	54,252	46,125	148,750	1,347,787

Operating profit	$1,063,930	$(178,614)	$2,049,436	$(148,750)	$2,786,002

(1)
Revenues and cost of goods sold reflect only sales to external customers. During the year ended December 31, 2009, the Feed Unit made sales of duck feed product to the Breeding Unit totaling $12,387,362, and the Food Unit made sales of food products to the Breeding Unit totaling $51,137. These amounts have been eliminated for purposes of these financial statements.

Anhui Taiyang Poultry Company, Ltd.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended December 31, 2009 and 2008

21.	Segmented and Geographical Information (continued):

Results of operations for the year ended December 31, 2008 by business unit were:

			Food	Public
	Breeding	Feed	Processing	Transaction
	Unit	Unit	Unit	Costs	Consolidated

Revenues	$9,608,988	$20,206,867	$8,047,364	$—	$37,863,219

Cost of goods sold	4,035,797	17,853,228	8,136,765	—	30,025,790

Gross Profit	5,573,191	2,353,639	(89,401)	—	7,837,429

Sales and marketing expenses	154,375	1,504	8,305	—	164,184

General and administrative expenses	865,414	173,815	95,068	60,000	1,194,297

Operating profit	$4,553,402	$2,178,320	$(192,774)	$(60,000)	$6,478,948

(1)
Revenues and cost of goods sold reflect only sales to external customers. During the year ended December 31, 2008, the Feed Unit made sales of duck feed product to the Breeding Unit totaling $11,025,156, the Food Unit made sales of food products to the Breeding Unit totaling $27,591, and The Breeding Unit made sales of ducks to the Food Unit in the amount of $18,885. These amounts have been eliminated for purposes of these financial statements.

During the year ended December 31, 2009, the Feed Unit made minimal sales to external customers. During 2008, the Feed Unit made sales to one primary external customer. This relationship was terminated during the end of 2008 and the Feed Unit focused on supplying the Breeding Unit internally.

The Food Unit realized an operating loss during the year ended December 31, 2008, which was its first full year of operation.

During the years ended December 31, 2009 and 2008, all of the Company’s sales were to customers located in the PRC.

Anhui Taiyang Poultry Company, Ltd.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)

Years ended December 31, 2009 and 2008

21.	Segmented and Geographical Information (continued):

Interest and depreciation expense for the years ended December 31, 2009 and 2008 by business unit were:

				Food
		Breeding	Feed	Processing	Corporate
	Year	Unit	Unit	Unit	Assets	Consolidated

Interest expense	2009	$260,164	240,912	53,848	—	$554,924
	2008	60,802	296,430	(5,286)	—	351,946

Depreciation expense	2009	218,166	61,166	237,449	—	516,781
	2008	255,500	56,610	127,766	—	439,876

All of the Company’s assets are located in the PRC. The Company’s identifiable assets by business unit as of December 31, 2009 and 2008 were as follows:

			Food
	Breeding	Feed	Processing	Corporate
	Unit	Unit	Unit	Assets	Consolidated

As of December 31, 2009	$23,155,434	$2,251,135	$11,622,561	$590,766	$37,619,896

As of December 31, 2008	18,304,480	2,243,680	12,479,410	693,063	33,720,633

22.	Subsequent events:

On February 8, 2010, the Company entered into an agreement with Laidlaw & Company (UK) Ltd. (“Laidlaw”) which calls for Laidlaw to assist the Company in raising $10-30 million. In addition to the principal capital raise, the agreement calls for Laidlaw to raise a bridge loan of up to $600,000 to pay for legal, audit, and other expenses in connection with the Public Transaction, and to provide advice with respect to structuring and negotiating the terms of the securities offered in any transaction. The agreement calls for Laidlaw to receive compensation in the form of 8% of the cash proceeds of any funds raised, plus a warrant to purchase 8% of the shares issued in any offering at an exercise price equal to the conversion price of warrants issued to investors in an offering. The agreement terminates on closing of a financing, or 90 days from the date which the Company has met all regulatory and legal requirements to actively be in the market to raise capital.

On March 1, 2010, the Company issued debentures in the aggregate principal amount of $600,000 to various investors, the proceeds of which are to be applied to the legal, accounting, and other costs associated with the Company completing a transaction whereby it intends to become listed on a United States stock exchange through a reverse merger with a publicly traded shell company. The debentures bear interest at a rate of 15% per annum, and mature on the earlier of September 30, 2010 or the completion of a financing of at least $10,000,000 by the Company. The debentures are convertible, at the sole option of the holder, into shares of the Company at a price equal to a 25% discount to the price of any new financing. Each debenture holder also will receive the equivalent of one share of the public entity for each dollar invested in the debenture.

Since December 31, 2010, the Company extended approximately $9.2 million in current bank loans that matured subsequent to December 31, 2009 (see note 13).